As filed with the Securities and Exchange Commission on September 15, 2023

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Arm Holdings plc

(Exact name of registrant as specified in its charter)

England and Wales	Not applicable
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

110 Fulbourn Road Cambridge CB1 9NJ United Kingdom	Not applicable
(Address of principal executive offices)	(Zip code)

Arm Holdings plc 2023 Omnibus Incentive Plan with

Non-Employee Sub-Plan and the France and Israel Sub-Plans

The Arm Holdings plc RSU Award Plan with California and Israeli Sub-Plans

The Arm Holdings plc All-Employee Plan 2019 with California and French Sub-Plans

The Executive IPO Plan 2019 with California Sub-Plan

The Arm Non-Executive Directors RSU Award Plan with California Sub-Plan

(Full title of the plan)

Arm, Inc.

120 Rose Orchard Way

San Jose, CA 95134

(Name and address of agent for service)

+1 (408) 576-1500

(Telephone number, including area code, of agent for service)

Copies to:

Spencer Collins Chief Legal Officer Arm Holdings plc 110 Fulbourn Road Cambridge CB1 9NJ United Kingdom Tel: +44 (1223) 400 400	Justin R. Salon R. John Hensley Morrison & Foerster LLP 2100 L Street, NW, Suite 900 Washington, D.C. 20037 +1 (202) 887-1500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☑	(Do not check if a smaller reporting company)	Smaller reporting company	☐
			Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 will be delivered to the participants in the plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed with the U.S. Securities and Exchange Commission (the “Commission”) by Arm Holdings plc (the “Registrant”) are incorporated by reference herein and shall be deemed to be part hereof:

(1)

The Registrant’s prospectus filed on September 14, 2023 pursuant to Rule 424(b) under the Securities Act, relating to the registration statement on Form F-1 originally filed on August 21, 2023, as amended (File No. 333-274120), which contains audited financial statements of Arm Limited for the Registrant’s latest fiscal year for which such statements have been filed; and

(2)

The descriptions of the Registrant’s American Depositary Shares and Ordinary Shares contained in the Registrant’s registration statement on Form 8-A filed on September 12, 2023 (File No. 001-41800) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents and reports filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment indicating that all securities offered herein have been sold or which deregisters all securities then remaining unsold, including any Reports of Foreign Private Issuers on Form 6-K submitted during such period (or portion thereof) that is identified in such form as being incorporated by reference into this Registration Statement, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of such documents and reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

To the extent permitted by the U.K. Companies Act 2006, the Registrant is empowered to indemnify its directors against any liability they incur by reason of their directorship. The Registrant maintains directors’ and officers’ insurance to insure such persons against certain liabilities. The Registrant entered into a deed of indemnity with each of its directors and executive officers prior to the completion of its initial public offering.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Articles of Association, as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form F-1 (File No. 333-274120).

4.2	Form of Articles of Association (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form F-1 (File No. 333-274120).

4.3	Form of Deposit Agreement (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form F-1 (File No. 333-274120).

4.4	Form of American Depository Receipt (included in Exhibit 4.1).

4.5	Arm Holdings plc 2023 Omnibus Incentive Plan with Non-Employee Sub-Plan and the France and Israel Sub-Plans (incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form F-1 (File No. 333-274120).

4.6*	The Arm Holdings plc RSU Award Plan with California and Israeli Sub-Plans.

4.7*	The Arm Holdings plc All-Employee Plan 2019 with California and French Sub-Plans.

4.8*	The Executive IPO Plan 2019 with California Sub-Plan.

4.9*	The Arm Non-Executive Directors RSU Award Plan with California Sub-Plan.

5.1*	Opinion of Morrison & Foerster (UK) LLP.

23.1*	Consent of Deloitte & Touche LLP, the Company’s independent registered public accounting firm.

23.2*	Consent of Morrison & Foerster (UK) LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page hereto).

107*	Calculation of Registration Fee Table.

*	Filed herewith

Item 9.	Undertakings.

(a)	The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee Table” attached as Exhibit 107 to this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, United Kingdom on September 15, 2023.

ARM HOLDINGS PLC

By:	/s/ Jason Child
Jason Child Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Rene Haas or Jason Child and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments to the Registration Statement), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rene Haas Rene Haas	Chief Executive Officer and Director (Principal Executive Officer)	September 15, 2023

/s/ Jason Child Jason Child	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	September 15, 2023

/s/ Laura Bartels Laura Bartels	Chief Accounting Officer (Principal Accounting Officer)	September 15, 2023

/s/ Masayoshi Son Masayoshi Son	Director and Chairman of the Board of Directors	September 15, 2023

/s/ Ronald D. Fisher Ronald D. Fisher	Director	September 15, 2023

/s/ Jeffrey A. Sine Jeffrey A. Sine	Director	September 15, 2023

/s/ Karen E. Dykstra Karen E. Dykstra	Director	September 15, 2023

/s/ Anthony Michael Fadell Anthony Michael Fadell	Director	September 15, 2023

/s/ Rosemary Schooler Rosemary Schooler	Director	September 15, 2023

/s/ Paul E. Jacobs, PhD Paul E. Jacobs, PhD	Director	September 15, 2023

AUTHORIZED REPRESENTATIVE

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Arm Holdings plc has signed this Registration Statement on September 15, 2023.

ARM, INC.

By:	/s/ Rene Haas
Name:	Rene Haas
Title:	Director